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                                                                  EXHIBIT 10.29


                             [SABRATEK LETTERHEAD]



POSITION:               Chief Operating Officer and President.

RESPONSIBILITY:         General Manager with direct reports from all operational
                        VP's. P/L responsibility. Report directly to the Chairman of the Board and CEO.

BASE SALARY:            130K/yr.

CASH BONUS:             25K/yr for hitting 80% of plan, up to an additional
                        25k/yr for hitting plan. The bonus amount between 80% and 100% of plan will be prorated. For example hitting
                        90% of plan entitles you to base 25K bonus plus 12.5K additional bonus. Measurement of performance against plan is 50% against top-line, 50% against pre-tax net income.

OPTIONS: 225,000 shares of common stock at the strike price of $1.50. This price reflects the price of last falls fundraising round (September 1994). The stock would vest in 3 equal annual installments.

                        All options will vest immediately in the case of either change in ownership or an initial public offering.

ADDITIONAL BENEFITS:    Health Insurance.
                        Standard coverage for all employees which means 80% contribution by Sabratek for employee coverage only.
                        Insurance provided by Blue Cross/Blue Shield of
                        Illinois. Coverage for other family members can be purchased at the Sabratek rate.

VACATION:               1.) 4 weeks per calendar year.
                        2.) Standard sick days and personal days.
                        (About total of 10 working days/year).

MOVING AND
RELOCATION:             The company will pay all actual moving and relocation
                        expenses from Minneapolis to the Chicago area including moving of house hold goods, real estate commissions and closing costs. This is anticipated to happen in 12 to 18 months.

                        The company will rent a one bedroom furnished apartment for temporary housing until the family moves to Chicago.

                        The company will pay for two round trip tickets per month from Chicago to Minneapolis until the family moves to Chicago.

SEVERANCE AND
OTHER ISSUES:           1.) Non-compete for 6 months.
                        2.) Dismissal for cause, no severance benefits.
                        3.) Dismissal for no cause entitles you to the following:
                              A) One year salary.
                              B) Accelerated vesting of stock up to the next milestone on a pro-rata basis. For example: If it were to happen 18 months after start, 33% of stock options would have already vested after 12 months and you would have an additional 33% vest immediately.



Shan Padda                                      Anil K. Rastogi
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Shan Padda                                      Anil K. Rastogi
Chairman of the Board and CEO

7/15/95
See attached letter of non-divulgence of Deltec intellectual property.